                                                                   EXHIBIT  2.1









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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      NATURAL FUELS CORPORATION, AS BUYER,

                                      AND

               MARCUM FUEL SYSTEMS, INC., DVCO FUEL SYSTEMS, INC.
                    AND MARCUM CNG SYSTEMS, INC., AS SELLER,

                                  DATED AS OF

                                 JUNE 27, 1997



================================================================================

                              TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
SECTION 1. DEFINITIONS...................................................................................................2
   1.1 Affiliate.........................................................................................................2
   1.2 Assets............................................................................................................2
   1.3 Assumed Jobs......................................................................................................2
   1.4 Book Value........................................................................................................2
   1.5 Business Day......................................................................................................2
   1.6 Closing...........................................................................................................3
   1.7 Encumbrance.......................................................................................................3
   1.8 Environmental Law.................................................................................................3
   1.9 Fair Market Value.................................................................................................3
   1.10 GAAP.............................................................................................................3
   1.11 Governmental Authority...........................................................................................3
   1.12 Governmental Permits.............................................................................................3
   1.13 Hazardous Substance..............................................................................................3
   1.14 Intangibles......................................................................................................4
   1.15 Intellectual Property............................................................................................4
   1.16 Jobs in Progress.................................................................................................4
   1.17 Jobs in Progress Inventory.......................................................................................4
   1.18 Legal Requirement................................................................................................4
   1.19 Licensed Marks...................................................................................................4
   1.20 MNGS.............................................................................................................4
   1.21 Outsourced Work in Process Components............................................................................4
   1.22 Pending Jobs.....................................................................................................4
   1.23 Person...........................................................................................................5
   1.24 PP&E.............................................................................................................5
   1.25 PP&E Purchase Price..............................................................................................5
   1.26 Purchased Inventory..............................................................................................5
   1.27 Rejected Inventory...............................................................................................5
   1.28 Residual Inventory...............................................................................................5
   1.29 Residual Inventory Purchase Price................................................................................5
   1.30 Segregated Inventory.............................................................................................5
   1.31 Work in Process Components.......................................................................................5
   1.32 Work in Process Purchase Price...................................................................................5
   1.33 Other Definitions................................................................................................6

SECTION 2. SALE OF ASSETS................................................................................................6
   2.1 Purchase and Sale of Assets.......................................................................................6

SECTION 3. CONSIDERATION.................................................................................................7
   3.1 Base Purchase Price...............................................................................................7
   3.2 Determination of Base Purchase Price..............................................................................7
   3.3 Royalty...........................................................................................................7

   3.4 Holdbacks.........................................................................................................8

SECTION 4. ASSUMED LIABILITIES AND EXCLUDED ASSETS.......................................................................9
   4.1 Assignment and Assumption.........................................................................................9
   4.2 Assumed Warranty Obligations......................................................................................9
   4.3 Laclede Obligations...............................................................................................9
   4.4 Excluded Assets...................................................................................................9

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.....................................................................10
   5.1 Organization and Qualification...................................................................................10
   5.2 Authority and Validity...........................................................................................10
   5.3 No Breach or Violation...........................................................................................11
   5.4 Assets...........................................................................................................11
   5.5 Compliance with Law..............................................................................................11
   5.6 Patents, Trademarks and Copyrights...............................................................................12
   5.7 Financial Statements.............................................................................................13
   5.8 Legal Proceedings................................................................................................13
   5.9 Tax Returns; Other Reports.......................................................................................13
   5.10 Employment Matters..............................................................................................13
   5.11 Customers and Suppliers.........................................................................................14
   5.12 Warranty Obligations............................................................................................14
   5.13 Jobs in Progress, Pending Jobs and Job Quotes...................................................................14
   5.14 Finders and Brokers.............................................................................................15
   5.15 Disclosure......................................................................................................15
   5.16 Disclaimer......................................................................................................15
   5.17 New and Ordered Inventory.......................................................................................16

SECTION 6. BUYER'S REPRESENTATIONS AND WARRANTIES.......................................................................16
   6.1 Organization and Qualification...................................................................................16
   6.2 Authority and Validity...........................................................................................16
   6.3 No Breach or Violation...........................................................................................17
   6.4 Finders and Brokers..............................................................................................17

SECTION 7. ADDITIONAL COVENANTS.........................................................................................17
   7.1 Access to Premises and Records...................................................................................17
   7.2 Continuity and Maintenance of Operations; Financial Statements...................................................17
   7.3 Pending Jobs, Etc................................................................................................18
   7.4 Employee Matters.................................................................................................20
   7.5 No Shopping......................................................................................................20
   7.6 Notification of Certain Matters..................................................................................20
   7.7 Risk of Loss; Condemnation.......................................................................................20
   7.8 Transfer Taxes...................................................................................................21
   7.9   Additional Agreements..........................................................................................21
   7.10 Satisfaction of Conditions......................................................................................21
   7.11 Confidentiality.................................................................................................22

   7.12 Post-Closing Transitional Matters...............................................................................22
   7.13 Post-Closing Use of Name........................................................................................22
   7.14 Bonds...........................................................................................................22
   7.15 Subcontract Arrangements........................................................................................23

SECTION 8. CLOSING......................................................................................................24

SECTION 9. CONDITIONS TO CLOSING........................................................................................24
   9.1 Conditions to the Obligations of Buyer...........................................................................24
   9.2 Conditions to Obligations of Seller..............................................................................25
   9.3 Waiver of Conditions.............................................................................................26

SECTION 10. TERMINATION.................................................................................................26
   10.1 Events of Termination...........................................................................................26
   10.2 Liabilities in Event of Termination.............................................................................26
   10.3 Procedure Upon Termination......................................................................................26

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................................................27
   11.1 Survival of Representations and Warranties......................................................................27
   11.2 Indemnification by Seller.......................................................................................27
   11.3 Indemnification by Buyer........................................................................................28
   11.4 Third Party Claims..............................................................................................28
   11.5 Limitations on Indemnification - Seller.........................................................................29
   11.6 Limitations on Indemnification - Buyer..........................................................................29

SECTION 12. MISCELLANEOUS...............................................................................................30
   12.1 Parties Obligated and Benefited.................................................................................30
   12.2 Notices.........................................................................................................30
   12.3 Attorneys' Fees.................................................................................................31
   12.4 Right to Specific Performance...................................................................................31
   12.5 Waiver..........................................................................................................31
   12.6 Captions........................................................................................................31
   12.7 Choice of Law...................................................................................................31
   12.8 Terms...........................................................................................................31
   12.9 Rights Cumulative...............................................................................................31
   12.10 Further Actions................................................................................................31
   12.11 Time...........................................................................................................32
   12.12 Counterparts...................................................................................................32
   12.13 Entire Agreement...............................................................................................32
   12.14 Severability...................................................................................................32
   12.15 Construction...................................................................................................32
   12.16 Expenses.......................................................................................................32
   12.17 Joint and Several Obligations..................................................................................32

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

         A   -    Bill of Sale
         B   -    Assignment and Assumption of Contracts
         C   -    License Agreement
         D   -    Noncompetition Agreement
         E   -    Guaranty
         F   -    Seller's Counsel Opinion
         G   -    Form of Amendment to EMCO License
         H   -    Buyer's Counsel Opinion

SCHEDULES

         1.17       Jobs in Progress Inventory
         1.19       Licensed Marks
         1.24       Excluded PP&E Items
         1.30       Segregated Inventory
         2.1-A      Work in Process Components
         2.1-B      Residual Inventory
         2.1-C      Intangibles
         2.1-D      PP&E
         5.3        Required Consents
         5.4        Encumbrances
         5.6        Intellectual Property Matters
         5.8        Legal Proceedings
         5.10       Employee Matters
         5.12       Warranty Obligations
         5.13-A     Jobs in Progress Information
         5.13-B     Pending Jobs Information
         5.13-C     Job Quotes Information
         5.17.1     New Inventory
         5.17.2     Ordered Inventory

                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement ("Agreement") is made as of the 27th day of June, 1997, by and between Natural Fuels Corporation, a Colorado corporation ("Buyer"), and Marcum Fuel Systems, Inc. ("MFS"), DVCO Fuel Systems, Inc. ("DVCO") and Marcum CNG Systems, Inc. ("MCNG"), each of which is a Colorado corporation (with MFS, DVCO and MCNG collectively referred to in this Agreement as "Seller").

                                    RECITALS

                  Seller is engaged in the business of packaging and assembling compressed natural gas vehicle fueling equipment (the "Business"). Buyer desires to purchase and Seller desires to sell certain assets of Seller used or useful in connection with the Business.


                                   AGREEMENT

                  In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

SECTION 1.        DEFINITIONS.

                  In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

                  1.1 Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  1.2 Assets. All of the Purchased Inventory, PP&E and Intangibles and all accounts receivable relating to Assumed Jobs (whether arising before or after Closing), except the $22,038 account receivable from Weaver Electric, Inc. (which is being treated as a prepayment in calculating the Base Purchase Price).

                  1.3      Assumed Jobs.  Pending Jobs and Assumed Quoted Jobs.

                  1.4 Book Value. Book value as determined in accordance with GAAP.

                  1.5 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado are required or authorized to be closed.

                  1.6 Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 8, the date of which is referred to as the "Closing Date."

                  1.7 Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

                  1.8 Environmental Law. Any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  1.9 Fair Market Value. The price, as to any property, at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the relevant facts in an arm's length transaction.

                  1.10 GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

                  1.11 Governmental Authority. (i) The United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  1.12 Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority.

                  1.13 Hazardous Substance. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard or cause any violation of laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. ss. 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq. and (h) "hazardous waste" pursuant to the

Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.

                  1.14 Intangibles. All intangible assets, including Intellectual Property, Assumed Jobs, licenses, contract rights, bonds, goodwill and rights under manufacturer's or other third party warranties, if any, owned, used or held for use in the Business, including those assets described in
SCHEDULE 2.1-C and SCHEDULE 5.6, but excluding the Licensed Marks and the name "Marcum Fuel Systems, Inc." (as to which Section 7.13 will apply).

                  1.15 Intellectual Property. All (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, excluding the Licensed Marks, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) computer software (including data and related documentation), (g) other proprietary rights and (h) all copies and tangible and intangible embodiments thereof (in whatever form or medium).

                  1.16 Jobs in Progress. Seller's jobs for the Business for which production has been commenced as of the Closing Date and which are described on SCHEDULE 5.13-A, as such Schedule may be modified after the date of this Agreement with the prior written consent of Buyer (not to be unreasonably withheld).

                  1.17 Jobs in Progress Inventory. The items of Seller's inventory required for the completion by Seller of Jobs in Progress described on SCHEDULE 1.17.

                  1.18 Legal Requirement. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  1.19 Licensed Marks. The name "Marcum Fuel Systems, Inc." and the registered and unregistered trademark(s), logo(s) and trade name(s) listed on SCHEDULE 1.19.

                  1.20 MNGS. Marcum Natural Gas Services, Inc., a Delaware corporation.

                  1.21 Outsourced Work in Process Components. All components and other items of Seller's inventory that are being manufactured by an unrelated third party on behalf of Seller for performance of any Pending Job and as to which Seller has made advance payments prior to Closing, provided that Buyer has approved such third party (such approval not to be unreasonably withheld).

                  1.22 Pending Jobs. Seller's jobs for the Business for which Seller has received a purchase order, contract or binding notice to proceed, and approval of Buyer as Seller's assignee of such purchase order, contract or binding notice to proceed, but which do not constitute Jobs in Progress, which Pending Jobs are described on SCHEDULE 5.13-B, as such Schedule may be modified after the date of this Agreement with the prior written consent of Buyer (not to be unreasonably withheld).

                  1.23 Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  1.24 PP&E. All property, plant and equipment owned and used or held for use by Seller in the Business, including office equipment and furniture, shop equipment, testing equipment, computers and data processing equipment, vehicles and similar tangible assets, including the property, plant and equipment described on SCHEDULE 2.1-D, but excluding any leasehold improvements and excluding the items described on SCHEDULE 1.24.

                  1.25     PP&E Purchase Price. An amount equal to $140,000.

                  1.26 Purchased Inventory. The Work in Process Components, the New Inventory, the Ordered Inventory and the Residual Inventory, but excluding Rejected Inventory.

                  1.27 Rejected Inventory. All items of Residual Inventory rejected by Buyer because of Buyer's reasonable determination that they are either (i) not related to the Business, (ii) obsolete or (iii) inappropriately valued.

                  1.28 Residual Inventory. All of Seller's inventory used or held for use in the Business, except (i) Work in Process Components, (ii) Segregated Inventory and (iii) Jobs in Progress Inventory.

                  1.29 Residual Inventory Purchase Price. An amount equal to the lesser of (i) 50% of the Book Value as of the Closing Date of the Residual Inventory (but excluding Rejected Inventory), or (ii) $350,000.

                  1.30 Segregated Inventory. The items of Seller's inventory described on SCHEDULE 1.30.

                  1.31 Work in Process Components. All (i) raw materials, components, equipment, parts and other items of Seller's inventory that have a Book Value as of the Closing Date in excess of $30 per item and are specifically earmarked for use with any Pending Job, (ii) the surety bonds obtained by Seller for the Pending Jobs that the applicable bonding companies permit to be assigned to Buyer and that are assigned to Buyer at (or, if applicable under Section 7.15.4, after) Closing without cost to Buyer (the "Assignable Pending Job Bonds") and (iii) Outsourced Work in Process Components; provided, however, that "Work in Process Components" does not include any New Inventory or Ordered Inventory.

                  1.32 Work in Process Purchase Price. An amount, calculated with respect to the Work in Process Components for which Buyer, as of the time of Closing, has been approved by the related customers as assignee of Seller for the related Pending Jobs, equal to the sum of the lesser of (i)

100% of the Book Value of such Work in Process Components as of the Closing Date, or (ii) $475,000. For purposes of this Section, the "Book Value" of Outsourced Work in Process Components will be the amount of advance payments paid in cash by Seller prior to Closing for the purchase of such items, and the "Book Value" of Assignable Pending Job Bonds will be the amount of advance payments paid in cash by Seller prior to Closing that relate to periods after Closing for the Assignable Pending Job Bonds assigned to Buyer.

                  1.33 Other Definitions. The following terms are defined in the Sections indicated:

                     Term                               Section
                     ----                               -------
            Action                                           11.4
            Assignable Pending Job Bonds                     1.31
            Assumed Liabilities                               4.1
            Assumed Quoted Job                              7.3.4
            Assumed Warranty Obligations                      4.2
            Base Purchase Price                               3.1
            Buyer Damages                                    11.5
            Closing Date                                      1.6
            ERISA                                          5.10.1
            Excluded Assets                                   4.4
            Final Report                                    3.2.2
            Financial Statements                              5.7
            First Royalty Period                            3.3.2
            Gross Margin                                    7.3.5
            Indemnified Party                                11.4
            Indemnifying Party                               11.4
            Job Quote                                        5.13
            Laclede Obligations                              5.12
            New Inventory                                  5.17.1
            Ordered Inventory                              5.17.2
            Preliminary Report                              3.2.1
            Proprietary Dispenser                           3.3.1
            Required Consents                                 5.3
            Second Royalty Period                           3.3.3
            Seller Contracts                                 5.13
            Seller Damages                                   11.6
            Survival Period                                  11.1
            Taking                                          7.7.2
            Warranty Reduction Amount                         4.2



SECTION 2.        SALE OF ASSETS.

                  2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, titles and interests in, to and under the Assets. SCHEDULE 2.1-A identifies the Assets consisting of Work in Process Components, including the Book Value of such items as of the date of this

Agreement. SCHEDULE 2.1-B identifies the Assets consisting of Residual Inventory, including the Book Value of such items as of the date of this Agreement.

SECTION 3.        CONSIDERATION.

                  3.1 Base Purchase Price. Subject to adjustment as set forth in this Agreement, at Closing, Buyer will pay Seller as consideration for the transfer of the Assets and the transaction described in this Agreement, a cash purchase price (the "Base Purchase Price") equal to: (i) the sum of the Work in Process Purchase Price, the Residual Inventory Purchase Price and the PP&E Purchase Price, minus (ii) the sum of the Warranty Reduction Amount, the aggregate amount of prepayments received by Seller with respect to any Assumed Jobs and, if the Laclede Obligations are assigned to and assumed by Buyer, the $50,000 reduction referred to in Section 4.3.

                  3.2 Determination of Base Purchase Price. Preliminary and final calculations to the Base Purchase Price will be determined as follows:

                           3.2.1    At least two  Business  Days  prior to the
Closing, Seller will deliver to Buyer a report (the "Preliminary Report"), showing in detail the preliminary determination of the Base Purchase Price. Absent manifest error, the amount shown in the Preliminary Report as the Base Purchase Price will be the preliminary Base Purchase Price payable at Closing.

                           3.2.2    Within 60 days after the  Closing,  Buyer
will deliver to Seller a report (the "Final Report") showing in detail the final determination of all components of the Base Purchase Price and containing any corrections to the Preliminary Report, together with any documents substantiating the adjustments proposed in the Final Report. Seller will provide Buyer with reasonable access to all records which Seller has in its possession as necessary for Buyer to prepare the Final Report.

                           3.2.3    Within 30 days  after  receipt of the Final
Report, Seller will give Buyer written notice of Seller's objections, if any, to the Final Report. If Seller makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Buyer's receipt of Seller's notice of objections to the Final Report and the responsible party will pay such amount in accordance with this Section. Any disputed amounts will be resolved within 120 days after the Closing Date by the accounting firm of SKB Corboy, Denver, Colorado, whose resolution will be conclusive. Seller and Buyer will bear the fees and expenses payable to such firm in connection with such determination in proportion to the allocation of the disputed amount by such accounting firm. The payment required will be made by the responsible party by wire transfer of immediately available funds to the other party within ten days after the final determination (whether by agreement or an accounting firm), together with interest on such amount from the Closing Date to the date of payment at a rate of 12% per year.

                  3.3      Royalty.

                           3.3.1    As additional contingent  consideration,
Buyer will pay Seller a royalty as set forth below, for each Apex S, fleet or transit compressed natural gas vehicle fueling dispenser, or similar successor compressed natural gas fueling dispenser, that incorporates a metering system using sonic nozzles or the Marcum densitometer (each such dispenser referred to as a "Proprietary

Dispenser") sold by Buyer or its Affiliates during the periods described in Sections 3.3.2 and 3.3.3 below.

                           3.3.2    Buyer will pay Seller a royalty of $750.00
per Proprietary Dispenser sold by Buyer or its Affiliates through the end of the "First Royalty Period," which will commence on the Closing Date and continue until the earlier to occur of (i) the sale of the first 500 Proprietary Dispensers subject to such royalty or (ii) five years after the Closing Date.

                           3.3.3    Buyer will pay Seller a royalty of $500.00
per Proprietary Dispenser sold by Buyer or its Affiliates during the "Second Royalty Period," which will commence at the end of the First Royalty Period and continue until the earlier to occur of (i) the sale of the first 500 Proprietary Dispensers subject to such royalty during the Second Royalty Period or (ii) five years after completion of the First Royalty Period.

                           3.3.4    Notwithstanding  anything to the contrary
in this Agreement, no royalty will be due or payable on Proprietary Dispensers sold in connection with Jobs in Progress or Assumed Jobs.

                           3.3.5    No  Proprietary  Dispenser  will be deemed
sold for purposes of this Agreement until Buyer (or its applicable Affiliate) has received payment in full for such Proprietary Dispenser from the applicable customer (and for this purpose Seller will have the option to pay Buyer any deficiency owed by such customer in order to cause such payment in full). The royalty for any Proprietary Dispenser sold by Buyer or its Affiliate will be due and payable by Buyer to Seller not later than the 30th day of the calendar month following the calendar month in which Buyer or its Affiliate received payment in full for the applicable Proprietary Dispenser(s).

                           3.3.6    Buyer will maintain  accurate and complete
records of all Proprietary Dispensers sold by Buyer and its Affiliates. Buyer will furnish Seller with an annual statement on or before each April 1, certifying that the amount paid to Seller as a royalty for the prior calendar year is accurate and complete with respect to the sales of Proprietary Dispensers by Buyer and its Affiliates during such calendar year or the amounts, if any, remaining due to Seller. Seller will have the right, for twelve months following the receipt of such annual statement, conduct an audit, at its sole cost and expense, of Buyer's Proprietary Dispenser sales records and Buyer will cooperate with Seller and its agents and provide them with access to such substantiating documentation as they may reasonably request. If the audit shows amounts due Seller in excess of 3% of the aggregate royalties paid to Seller for the calendar year in question, the parties will use their best efforts to resolve the discrepancy within 30 days of Seller's written notice describing the discrepancy. If the discrepancy is not resolved by mutual agreement, then the parties will submit the issue to binding arbitration by a certified public accountant acceptable to both parties (or if the parties cannot agree, then by the accounting firm of SKB Corboy, Denver, Colorado), whose resolution will be conclusive. The cost of the arbitration will be allocated to the parties proportionate to the arbitrator's allocation of the discrepancy, and any payment will be made by the responsible party to the other within ten days after final resolution (whether by agreement or arbitration), together with interest on such amount from the date due until payment at a rate of 12% per year.

                  3.4 Holdbacks. Notwithstanding anything to the contrary in this Agreement, Buyer will not be obligated to pay (a) $15,115 and $3,620 of the Base Purchase Price otherwise payable until

Seller delivers to Buyer the certificate of title transferring the 1994 Ford Explorer XLT and 1991 Dodge Ramcharger, respectively, transferring title to such vehicle to Buyer free and clear of all Encumbrances and (b) $29,000 of the Base Purchase Price otherwise payable until Seller delivers to Buyer releases of the Encumbrances on Clark 1990 model C500Y155 Pneumatic Tire Forklift Truck in form satisfactory to Buyer. Buyer will pay for each of such items the amount of the related holdback within one Business Day after Buyer's receipt of the required delivery by Seller.

SECTION 4.        ASSUMED LIABILITIES AND EXCLUDED ASSETS.

                  4.1 Assignment and Assumption. Seller will assign, and Buyer will assume and perform, the Assumed Liabilities. The "Assumed Liabilities" means Seller's obligations accruing and relating to periods after the Closing Date under (a) the Assumed Jobs (including the sales commissions applicable to the Assumed Jobs to the extent specified as Buyer's responsibility in SCHEDULE 5.13-B or 5.13-C, but only upon Buyer's receipt of payment in full for the applicable Assumed Jobs), (b) to the extent specified in Section 4.2, the Assumed Warranty Obligations and (c) Seller's purchase orders for payments due to the applicable suppliers with respect to the New Inventory and Ordered Inventory (as disclosed in SCHEDULES 5.17.1 and 5.17.2) actually delivered to Buyer. In addition, the Laclede Obligations will be Assumed Liabilities, but only if Buyer assumes such obligations at Closing, as further described in Section 4.3. Buyer will not assume or have any responsibility whatsoever for any liabilities or obligations of Seller or the Business other than the Assumed Liabilities. Without limiting the generality of the preceding sentence, Buyer will have no responsibility for accounts payable accruing prior to Closing (whether invoiced to Seller before or after Closing), leases or other real estate agreements.

                  4.2 Assumed Warranty Obligations. At Closing, provided that Seller's representations and warranties in Section 5.12 are correct and complete, Buyer will assume the following warranty obligations of Seller (the "Assumed Warranty Obligations"): (a) for all equipment sold by Seller within one year prior to Closing with respect to the Business, as disclosed on
SCHEDULE 5.12, (b) for all equipment sold by Seller with respect to Jobs in Progress, provided that the warranty period for such equipment will not commence until acceptance of such equipment by the applicable customer and the expiration of 30 consecutive days of operation of such equipment without problems, and (c) for all equipment sold pursuant to Assumed Jobs. In consideration for such assumptions (which specifically exclude the Laclede Obligations which are dealt with separately in Section 4.3), Buyer will be entitled to a reduction of the Base Purchase Price in an amount equal to the "Warranty Reduction Amount," which is defined as (x) $50,000 plus (y) the amount equal to 3% of the sum of (i) Seller's gross sales attributable to the warrantied jobs disclosed on SCHEDULE 5.12, other than those for the project associated with the Laclede Obligations, plus (ii) the aggregate sales price of Jobs in Progress.

                  4.3 Laclede Obligations. At Closing, Buyer will assume the Laclede Obligations, provided that Seller has the legal right, and all applicable third party consents required under contract, to assign such contracts to Seller in accordance with their terms. Seller and Buyer will use commercially reasonable efforts to obtain any third party consents needed to permit such assignment and assumption to occur. If such assignment and assumption are so permitted, then the Base Purchase Price will be reduced by an additional $50,000, and in addition Buyer will be entitled to receive all consideration payable under the Laclede Obligations for post-Closing performance of the service contract which is part of the Laclede Obligations.

                  4.4 Excluded Assets. The Excluded Assets, which will be retained by Seller, will consist of all of Seller's assets other than the Assets. Without limiting the preceding sentence, the Excluded Assets include the following: (a) those Assets disposed of in accordance with this Agreement prior to the Closing; (b) the corporate franchise of Seller and the records of all matters pertaining to its corporate existence including minute books, stock transfer books, tax returns, tax indemnifications, books of accounts and other records pertaining to Seller's corporate organization; (c) the Base Purchase Price, the rights to the Gross Margin payments under Section 7.3.5, and all other rights, privileges and benefits accruing to Seller under this Agreement, the License Agreement and the other agreements contemplated by this Agreement;
(d) except as otherwise specified in this Agreement, the accounts receivable of Seller arising before the Closing; (e) Seller's claims for any federal, state, local or foreign tax refunds or adjustments arising prior to Closing; (f) except as otherwise specified in this Agreement, the rights to insurance proceeds for claims accrued or outstanding prior to the Closing; (g) cash and cash equivalent items; (h) all property, plant and equipment described on
SCHEDULE 1.24; (i) the items of Seller's inventory described on SCHEDULES 1.17 or 1.30 or which are Rejected Inventory; (j) all Jobs in Progress, including the right to all sales proceeds therefrom and (k) stock or other securities owned by MFS issued by DVCO or MCNG. In addition, Buyer may designate items that would otherwise constitute Assets to instead constitute Excluded Assets, if in Buyer's judgment the transfer to Buyer could subject it to liability under Environmental Laws or other statutes, ordinances, codes, rules or regulations, by giving written notice to such effect to Seller either before Closing or, in the case of Assets maintained by Seller at its existing facility after Closing pursuant to Section 7.12, within 60 days after Closing.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

                  5.1 Organization and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all requisite corporate power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Each Seller is duly qualified or licensed to do business and is in good standing under the laws of Colorado and each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Seller or on the validity, binding effect or enforceability of this Agreement.

                  5.2 Authority and Validity. Each Seller has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement have been duly authorized by all requisite corporate action of Seller. This Agreement and the other agreements to be executed and delivered by Seller pursuant to this Agreement have been duly executed and delivered by Seller and are the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  5.3 No Breach or Violation. The execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement by Seller will not: (a) violate any provision of the charter or bylaws of Seller; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person, except those (the "Required Consents") described on SCHEDULE 5.3; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any agreement or instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on the Business or Seller.

                  5.4 Assets. Seller has exclusive, good and marketable title to the Assets . The Assets are free and clear of all Encumbrances of any kind or nature, except Encumbrances disclosed on SCHEDULE 5.4 which will be removed and released at or prior to the Closing. None of the Assets are leased by Seller from any other Person. The Assets are all the assets necessary to permit Buyer to conduct the Business substantially as it is being conducted on the date of this Agreement in compliance with all Legal Requirements and to perform all the Assumed Liabilities. All the Assets are in good operating condition and repair, ordinary wear and tear excepted and are generally suitable and adequate for continued use in the manner in which presently used. SCHEDULES 2.1-A and 2.1-B include correct and complete descriptions of the Work in Process Components and Residual Inventory, respectively, and the associated Book Values. SCHEDULE 2.1-C and 2.1-D include correct and complete descriptions of the Intangibles and PP&E, respectively.

                  5.5      Compliance with Law.

                           5.5.1    The  ownership  and use of the  Assets  as
they are currently owned and used and the conduct of the Business as it is currently conducted do not violate any Legal Requirement in any material respect. Seller has received no notice claiming a violation by Seller or the Business of any Legal Requirement applicable to Seller or the Business as it is currently conducted and, to Seller's best knowledge, there is no basis for any claim that such a violation exists.

                           5.5.2    Without  limiting the  generality of the
foregoing, Seller is in compliance with all Legal Requirements with respect to pollution or protection of the environment, including Legal Requirements relating to actual or threatened emissions, discharges or releases of Hazardous Substances into ambient air, surface water, ground water, land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances. Seller has received no notice of, and has no knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances in connection with the Business), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability with respect to Seller or the Business, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance. Seller has received no notice that it is the subject of any "Superfund" evaluation or investigation, or that it is the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on Seller's property or in connection with the Business.

                           5.5.3    Seller has  provided  Buyer  with  complete
and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession or to which Seller has access relating to the presence or alleged presence of Hazardous Substances affecting the Business, (b) all notices or other materials in Seller's possession or to which Seller has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of or activities with respect to the Business and
(c) all materials in Seller's possession or to which Seller has access relating to any Environmental Law litigation or allegation by any Person concerning the Business.

                  5.6 Patents, Trademarks and Copyrights. SCHEDULE 5.6 lists each registered patent, trademark, service mark, and each other logo, trade name, corporate name, copyright and each application therefor owned by Seller or which is used by Seller in the Business and, in each case where Seller is not the owner, the owner thereof. Seller owns or has the legal right to use each such item of Intellectual Property, and none of such Intellectual Property is subject to any Encumbrance. Each item of Intellectual Property described on SCHEDULE 5.6 will be owned or available for use by the Buyer on identical terms and conditions after the Closing as on the date of this Agreement. Seller has taken all commercially reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. To Seller's best knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person in any material respect, and none of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any other Person). The continued operation of the Business as currently conducted will not, in any material respect, interfere with, infringe upon, misappropriate or conflict with any current Intellectual Property rights of another Person known to Seller. To the best knowledge of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, no other Person has, in any material respect, interfered with, infringed upon, misappropriated or otherwise come into conflict with any current Intellectual Property rights of Seller. Seller has not granted any license, sublicense or permission with respect to any Intellectual Property owned or used in the Business, except that Seller has sold equipment incorporating the technology included in such Intellectual Property to customers for their own use in the ordinary course of business. With respect to each item of Intellectual Property required to be identified in
SCHEDULE 5.6, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the best knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item and Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item. Seller is not obligated to pay any royalty or license or sublicense fee with respect any Intellectual Property. With respect to each item of Intellectual Property required to be identified in SCHEDULE 5.6 which is not owned by Seller: (a) the license, sublicense, agreement or permission under which Seller has the right to use the item is legal, valid, binding, enforceable and in full force and effect and (b) neither Seller nor, to the best of Seller's knowledge, any other party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, default or repudiation or permit termination, modification or acceleration thereunder.

                  5.7 Financial Statements. Seller has delivered to Buyer correct and complete copies of its unaudited balance sheets and statements of operations as of and for the year ended December 31, 1996 and as of and for the three-month period ended March 31, 1997 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects Seller's financial position and results of operations as of the dates and for the periods indicated, subject in the case of the unaudited interim Financial Statements only to normal year-end adjustments (none of which will be material in amount), adjustments related to the discontinuation of the Business and the omission of footnotes. Except as disclosed by, or reserved against in, its most recent balance sheet included in the Financial Statements, Seller did not have as of the date of such balance sheet any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), which was or would be material to the business, results of operations or financial condition of Seller, nor to Seller's best knowledge does any aspect of the Business form a basis for any claim by a third party which, if asserted, could result in a liability not disclosed by or reserved against in such balance sheet. Since the date of the most recent balance sheet included in the Financial Statements (a) the Business has been operated only in the ordinary course (except as otherwise required or permitted by this Agreement), (b) Seller has not sold or disposed of any assets other than in the ordinary course of business, (c) there has been no material adverse change in, and, to the best knowledge of Seller, no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, prospects or condition (financial or otherwise) of the Business.

                  5.8 Legal Proceedings. Except as set forth on SCHEDULE 5.8, there is no judgment or order outstanding, or any litigation, action, suit, claim, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to Seller's best knowledge, threatened, involving or affecting all or any part of the Business or Seller.

                  5.9 Tax Returns; Other Reports. Seller has duly and timely filed in proper form all income, franchise, sales, use, property, excise, payroll and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments of whatever nature due and payable by Seller or otherwise with respect to the Business have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on SCHEDULE 5.8, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period and there are no tax audits pending.

                  5.10     Employment Matters.

                           5.10.1     SCHEDULE  5.10  includes a complete and
correct list of names and positions of all employees of Seller engaged in the Business and their current hourly wages or monthly salaries and other compensation as of May 31, 1997. Seller has complied in all material respects with all Legal Requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by Seller or any Affiliate of Seller. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan.

                           5.10.2     Seller is not a party to any contract
with any labor organization, and Seller has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit. No union or other collective bargaining unit been certified as representing any of its employees, nor has Seller received any requests from any party for recognition as a representative of employees for collective bargaining purposes. To Seller's best knowledge, its employees are not engaged in organizing activity with respect to any labor organization. Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after the Closing Date.

                  5.11 Customers and Suppliers. Seller's relations with its customers and suppliers are good and there is no pending or, to Seller's best knowledge, threatened claim or controversy with any customer or supplier except as set forth on SCHEDULE 5.8.

                  5.12 Warranty Obligations. SCHEDULE 5.12 sets forth a description of all current and pending warranty and service obligations of Seller to its customers with respect to the Business for equipment sold by Seller within the one-year period prior to the date of this Agreement, including beginning and ending dates of such warranty obligations. Prior to Closing, Seller will update such list to include a description of all warranty obligations of Seller for equipment sold by Seller from the date of this Agreement through Closing with respect to the Business, with beginning and ending dates of such warranty obligations. Except as disclosed on SCHEDULE 5.12, there are no pending or, to Seller's best knowledge threatened, claims under such warranties. A copy of Seller's written warranty on equipment sold by Seller in connection with the Business is attached as SCHEDULE 5.12, and such warranty obligation is and will be the only form of warranty provided by Seller to its customers since at least January 1, 1996. SCHEDULE 5.12 also sets forth under the heading "Amount" a calculation of the "Warranty Reduction Amount" based on sales through the Closing Date, which are set forth in such SCHEDULE. Each of the documents relating to Seller's warranty and service obligations (the "Laclede Obligations") for the Laclede Venture Corporation, Bi-State Development Corporation project is described on SCHEDULE 5.12, and Seller has delivered correct and complete copies of each such document to Buyer. Seller has provided Buyer with true, complete and correct copies of each of the documents described on SCHEDULE 5.12 (the "Warranty Documents"). None of the Warranty Documents has been amended, nor has Seller waived any right thereunder. Except as set forth on SCHEDULE 5.12, (a) Seller has performed all obligations required to be performed by it to date under the Warranty Documents, (b) Seller is not in breach or default under any such Warranty Document, and (c) to Seller's best knowledge, there exists no condition or event which, after the giving of notice or lapse of time or both, would constitute any such breach or default.

                  5.13 Jobs in Progress, Pending Jobs and Job Quotes. All Jobs in Progress are described on SCHEDULE 5.13 -A, which sets forth for each Job in Progress the name and address of the customer and identification of the applicable purchase orders, bids, contracts or other documents and each Seller employee entitled to a commission (and the amount and payment terms of such commission) for such Job in Progress. All Pending Jobs are described on
SCHEDULE 5.13-B, which sets forth for each Pending Job the name and address of the customer and identification of the applicable purchase orders, bids, contracts or other documents, any related Assignable Pending Job Bonds (including the amount paid by Seller therefor) and each Seller employee entitled to a commission (and the amount and payment terms of such commission) for such Pending Job. Except as specified in SCHEDULE 5.13-B, Seller has not received any prepayment with respect to any Pending Jobs. All outstanding quotes submitted by Seller seeking jobs for the Business ("Job Quotes") are described on SCHEDULE 5.13-C, which sets forth for each Job Quote the name and address of the customer and identification of the applicable purchase orders, bids, contracts or other documents, including Seller's interpretation of the conditions on which such quotes may be withdrawn and any penalty or deposit loss that would be associated with withdrawal, and each Seller employee entitled to a commission (and the amount and payment terms of such commission) for such Job Quote. Except as set forth on SCHEDULES 5.13-A, 5.13-B or 5.13-C (collectively, "SCHEDULE 5.13"), none of the documents listed or described on
SCHEDULE 5.13 has been amended, nor has Seller waived any right thereunder. Seller has provided Buyer with true, complete and correct copies of each of the documents described on SCHEDULE 5.13 (the "Seller Contracts"). Except as set forth on SCHEDULE 5.13, (a) Seller has performed all obligations required to be performed by it to date under the Seller Contracts, (b) neither Seller nor, to the best of Seller's knowledge, any other party to any Seller Contract has improperly terminated or is in breach or default under such Seller Contract,
(c) to Seller's best knowledge, there exists no condition or event which, after the giving of notice or lapse of time or both, would constitute any such breach, termination or default, (d) each of the Seller Contracts is in full force and effect and is a legal, binding and enforceable obligation of Seller and, to the best of Seller's knowledge, each of the other parties to the Seller Contracts and (e) none of the Seller Contracts is presently being renegotiated, either in whole or in part.

                  5.14 Finders and Brokers. Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

                  5.15 Disclosure. No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

                  5.16 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SCHEDULES HERETO OR IN ANY OTHER AGREEMENT DELIVERED BY SELLER OR ANY OF ITS AFFILIATES TO BUYER PURSUANT TO THIS AGREEMENT, AND EXCEPT FOR ANY EXPRESS WARRANTIES OF OR CONCERNING TITLE CONTAINED IN ANY BILL OF SALE OR OTHER INSTRUMENT OF TRANSFER DELIVERED BY SELLER HEREUNDER, BUYER UNDERSTANDS AND AGREES THAT NEITHER SELLER NOR ANY PERSON

ACTING ON ITS BEHALF IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SELLER, THE ASSETS OR THE BUSINESS INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Except as may be set forth in this Agreement and the Schedules hereto or in any other agreement delivered by Seller or any of its Affiliates pursuant to this Agreement, Seller expressly disclaims any and all obligations and liabilities for any representations and warranties, expressed or implied, contained in any oral communication heretofore made by Seller or any of its representatives to Buyer or any of its Affiliates in the course of its investigation of Seller, the Assets and the Business.

                  5.17     New and Ordered Inventory.

                           5.17.1   Seller represents and warrants that the New
Inventory consists of inventory recently delivered to Seller with respect to Pending Jobs for which payment to the supplier has not yet been made. SCHEDULE
5.17.1 provides a description of the New Inventory, each purchase order for such New Inventory, the Pending Job for which it was ordered, the amount owed to the supplier and the applicable due date for such payment due. Seller has furnished complete copies of such purchase orders and any related invoices to Buyer. None of the New Inventory is listed on any Schedule to this Agreement other than SCHEDULE 5.17.1.

                           5.17.2   Seller  represents  and  warrants  that the
Ordered Inventory consists of inventory ordered but not yet delivered to Seller with respect to Pending Jobs for which payment to the supplier has not yet been made. SCHEDULE 5.17.2 provides a description of the Ordered Inventory, each purchase order for such Ordered Inventory, the Pending Job for which it was ordered, the amount that will be owed to the supplier upon its performance of the purchase order and, if known, the applicable due date for such payment due. Seller has furnished complete copies of such purchase orders and any related invoices to Buyer. None of the Ordered Inventory is listed on any Schedule to this Agreement other than SCHEDULE 5.17.2.

SECTION 6.        BUYER'S REPRESENTATIONS AND WARRANTIES.

                  To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

                  6.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

                  6.2 Authority and Validity. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the other agreements to be executed and delivered by Buyer pursuant to this Agreement have been duly authorized by all requisite corporate action of Buyer, and this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  6.3 No Breach or Violation. The execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by it pursuant to this Agreement by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement;
(c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

                  6.4 Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

SECTION 7.        ADDITIONAL COVENANTS.

                  7.1 Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its representatives full access at reasonable times to all the premises and books and records of the Business and to all the Assets and will furnish to Buyer and its representatives all information regarding the Business and the Assets as Buyer may from time to time reasonably request. Notwithstanding any investigation that Buyer may conduct of the Business and the Assets, Buyer may fully rely on Seller's representations, warranties, covenants and indemnities, which will not be waived or affected by or as a result of such investigation.

                  7.2 Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise agree in writing or as provided by this Agreement, until the Closing:

                           7.2.1    Seller will continue to operate the
Business in the ordinary course consistent with past practices (including completing jobs and fulfilling warranty and servicing obligations) and will use commercially reasonable efforts to keep available the services of its employees employed in connection with the Business and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with Seller relating to the Business. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair, ordinary wear and tear excepted, and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices.

                           7.2.2      Seller will not, without the prior
written consent of Buyer: (a) sell, transfer or assign any of the Assets (except as required by the Seller Contracts) or permit the creation of any Encumbrance on any Asset; (b) permit the amendment or cancellation of any of the Seller Contracts; or (c) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement.

                           7.2.3    Seller will deliver to Buyer correct and
complete copies of financial statements and any reports with respect to the operations of the Business prepared by or for Seller at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared in accordance with GAAP on a basis consistent with the Financial Statements.

                  7.3      Pending Jobs, Etc.

                           7.3.1    Except with Buyer's prior  written
approval (not to be withheld unreasonably), (a) Seller will not take any actions that would require SCHEDULE 5.13-A or SCHEDULE 5.13-B to be modified to remain correct and complete as of the date of this Agreement or as of the Closing Date and (b) Seller will not accept any new purchase orders. In addition, Seller will not cause there to be any additional Job Quotes between the date of this Agreement and the Closing Date, except (i) Job Quotes that can be withdrawn without penalty or loss of deposit by Seller or Buyer at or after Closing or (ii) Job Quotes that are prepared by Seller in good faith, in the ordinary course of the Business and in a manner consistent with past practices of the Business.

                           7.3.2    Prior to and after  Closing,  Seller will
remain fully responsible for completion of Jobs in Progress and all related installation, start-up and training services, and Buyer will not assume any obligations with respect to Jobs in Progress (except as otherwise specifically provided in Section 4.2) or such related installation, start-up or training services, and for this purpose Seller will retain the right to use the Intellectual Property, but only to the extent necessary to complete such work. Without limiting the generality of the preceding, Seller will be responsible for payment of all sales commissions with respect to Jobs in Progress.

                           7.3.3    At Closing,  Buyer will assume
responsibility for completion of all Pending Jobs and all related installation, start-up and training services, and Seller will not retain any obligations with respect to Pending Jobs or such related installation, start-up or training services (except as specified in Section 7.15 and except that Seller will be responsible for payment of certain sales commissions as described in SCHEDULE 5.13-B). Prior to Closing, Seller will take all steps with respect to Pending Jobs as are necessary or appropriate to satisfy the obligations as to such Pending Jobs, with such work to be performed in a manner consistent with normal industry standards.

                           7.3.4    At and after Closing,  Buyer will have the
right, in its sole discretion (including in cases where Buyer has submitted a separate quote), to withdraw one or more outstanding Job Quotes, provided that either (a) such Job Quote(s) are permitted to be withdrawn under contract or law without monetary penalty or loss of deposit, (b) Buyer indemnifies and holds Seller harmless from any monetary penalty or loss of deposit associated with withdrawal of such Job Quote or (c) such Job Quote was not made by Seller in compliance with this Agreement. Buyer will assume responsibility for completion of any Job Quote as to which Buyer does not exercise such withdrawal right and as to which the customer subsequently accepts Seller's quote (without modification) and its performance by Buyer by virtue of a bona fide purchase order, contract or notice to proceed (an "Assumed Quoted Job").

                           7.3.5    Within 10 days after  Buyer's  receipt of
payment in full (or within 3% thereof) for Buyer's completion of an Assumed Job, Buyer will pay Seller an amount equal to 30% of Buyer's Gross Margin for such Assumed Job. For this purpose, "Gross Margin" will mean the gross revenues received by Buyer for the Assumed Job, less all direct costs, including direct production labor, materials, direct third-party engineering costs, installation project management expenses, travel costs associated with site visits, start-up and training expenses, sales commissions (if applicable) and other similar expenses which are directly attributable to the Assumed Job. For this purpose, direct production labor may be allocated to an Assumed Job on the basis of Buyer's direct labor rate in effect during the production time period applicable to the Assumed Job (currently expected to be in the range of $30-$35 per hour). Costs and expenses that will not be deducted from gross revenues in the computation of Gross Margin will be general and administrative expenses, production overhead, engineering costs, sales and marketing expenses, and other similar expenses which are not directly attributable to a specific Assumed Job. The Gross Margin in a particular Assumed Job will be determined as if the equipment was assembled in Buyer's production facility, if Buyer would typically have assembled such equipment in Buyer's facility. Buyer will maintain accounts and complete books and records relative to the Gross Margin calculation for all Assumed Jobs, and Seller will have the right, at its own cost, no more than two times during any calendar year, upon reasonable notice, to conduct an audit, directly or through its independent accountants, of such books and records; provided that Seller's right to audit the books and records of any particular Assumed Job will expire one year from the date Seller receives payment for such Assumed Job.

                           7.3.6    For one year after Seller receives payment
for any Assumed Job, Seller will have the right to give written notice to Buyer of Seller's objections, if any, to the Gross Margin calculation for such Assumed Job. If Seller makes any such objection, the parties will use commercially reasonable efforts to resolve any such dispute within 30 days after Buyer's receipt of Seller's notice of objection to the Gross Margin calculation. Any amounts which remain in dispute after 30 days will be submitted for resolution within 60 days by the accounting firm of SKB Corboy, Denver, Colorado, whose resolution will be conclusive; however such submission will occur no more than two times during any calendar year. Seller and Buyer will bear the fees and expenses payable to such firm in connection with the determination in proportion to the allocation of the disputed amounts by such accounting firm. Any payment required will be made by the responsible party to the other within ten days after the final determination (whether by agreement or an accounting firm), together with interest on such amount from the Closing Date to the date of payment at a rate of 12% per year.

                  7.4      Employee Matters.

                           7.4.1    Seller will pay to  employees  employed in
the Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing. Seller will not, without the prior written consent of Buyer, change the compensation or benefits of any employees of the Business. Buyer may, but will have no obligation to, offer employment to any of the current employees of Seller as Buyer may desire.

                           7.4.2    Seller will be responsible for maintenance
and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Seller pursuant to the provisions of such plans. Buyer will assume neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Seller.

                           7.4.3      All claims and  obligations  under,
pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller or arising under any Legal Requirement affecting employees of Seller incurred on or before the Closing Date or resulting or arising from events or occurrences occurring or commencing on or prior to the Closing Date will remain the responsibility of Seller, whether or not such employees are hired by Buyer after the Closing. Buyer will have and assume no obligation or liability under or in connection with any such plan and will assume no obligation with respect to any preexisting condition of any employee of Seller who is hired as an employee of Buyer.

                  7.5 No Shopping. None of Seller, its shareholders, or their respective officers, directors or employers, or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets or the Business (except as required by the Seller Contracts).

                  7.6 Notification of Certain Matters. Seller will promptly notify Buyer of any fact, event, circumstance or action of which it obtains knowledge (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct and complete.

                  7.7      Risk of Loss; Condemnation.

                           7.7.1    Seller  will bear the risk of any loss or
damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage involves any material portion of the Business, Seller will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (i) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with terms of this Agreement or (ii) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller, and Seller will pay to Buyer (or Buyer may withhold from the Base Purchase Price) an amount equal to the difference between the amount of such insurance proceeds and the full replacement cost of the damaged or lost Assets.

                           7.7.2    If, prior to the Closing,  any part of or
interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (a) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at the Closing Seller will assign to Buyer all of Seller's rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Seller with respect to the Taking and (d) following the Closing, Seller will give Buyer such further assurances of such rights and assignment with respect to the taking as Buyer may from time to time reasonably request.

                           7.7.3    All risk of loss, theft or destruction of,
or a Taking of, the Assets, wherever located, will pass to Buyer at the Closing, including all risk of loss, theft and destruction of any Assets maintained at Seller's facility after the Closing.

                  7.8 Transfer Taxes. Seller will be responsible for the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Assets pursuant to this Agreement. Buyer represents and warrants to Seller that (a) the Purchased Inventory is being acquired by Buyer for resale in the usual course of its business and the Purchased Inventory will not be consumed or otherwise used by Buyer (except in the ordinary course of business, in which case Buyer will pay use tax if applicable), and (b) Buyer holds and on the Closing Date will hold all necessary permits, exemption certificates, and other documentation required under the laws of the State of Colorado which will relieve the Seller from any obligation to collect and/or remit any sales or use tax in connection with Buyer's acquisition of the Purchased Inventory.

                  7.9 Additional Agreements. At the Closing, Seller will sign and deliver a License Agreement in the form of EXHIBIT C and Seller will cause MNGS and W. Phillip Marcum to sign and deliver to Buyer the Noncompetition Agreement in the form of EXHIBIT D and Seller will cause MNGS to sign and deliver to Buyer a Guaranty in the form of EXHIBIT E.

                  7.10 Satisfaction of Conditions. Each party will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 9, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any of the Assumed Liabilities.

                  7.11 Confidentiality. The provisions of Paragraphs 15 and 16 of the letter of intent between Seller and Buyer dated May 1, 1997 are incorporated into this Agreement by this reference and made a part hereof as if fully set forth herein.

                  7.12     Post-Closing Transitional Matters.

                           7.12.1   For the 60-day period after the Closing,
Seller will, and will cause its Affiliates to, provide, without additional cost to Buyer or out-of-pocket cost to Seller (except as provided in this Section), such assistance as is reasonably requested by Seller in order to effect an orderly transition in the ownership of the Business. Without limiting the generality of the foregoing, Seller, at its expense, will maintain the Assets at its existing facility for not more than 60 days after Closing, and Buyer will have the right to remove the Assets at any time during such 60-day period. Any costs incurred or associated with Seller maintaining any Assets (other than any such Assets which Buyer has elected in writing prior to the end of such 60-day period to treat as Excluded Assets pursuant to Section 4.4) in Seller's facility after the expiration of such 60-day period will be borne and paid solely by Buyer.

                           7.12.2   For a period of three years after the
Closing, Buyer will (a) preserve all files and records relating to the Assets and the Business that are delivered to Buyer in connection with the Closing,
(b) allow Seller access to such files and records and the right, at Seller's expense, to make copies and extracts therefrom at any time during normal business hours, and (c) not dispose of any thereof, provided that if Buyer determines that it wishes to dispose of any such files or records, it will so notify Seller, and Seller may take possession of such items within 30 days after receipt of such notice (or failing such action by Seller, Buyer may dispose of such items). Each of Buyer and Seller will cooperate and cause its respective employees to cooperate with each other in the preparation of financial and other reports and statements relating to the Assets and the Business for the periods ending on or prior to the Closing.

                  7.13 Post-Closing Use of Name. For a period of four years commencing on the Closing Date, Seller will not, and it will not authorize any third party (other than Buyer) to, use the name "Marcum Fuel Systems, Inc." in any manner that is directly or indirectly related to any business associated with compressed natural gas fueled vehicles, fueling, alternative vehicle fuels or the like. During the one-year period commencing on the Closing Date, Buyer will have the exclusive right to use the name "Marcum Fuel Systems, Inc." and the Licensed Marks as set forth in the License Agreement. Notwithstanding any provision to the contrary in this Section 7.13, Buyer acknowledges and agrees that Seller and its Affiliates will have the right to use the name "Marcum Fuel Systems, Inc." in any historical description of Seller's business, buy only to the extent necessary in reports and filings (and related press releases) required under the Securities Act of 1933, the Securities Exchange Act of 1934 and regulations promulgated thereunder with the Securities and Exchange Commission, or with the Internal Revenue Service and other Governmental Authorities.

                  7.14 Bonds. Buyer will use commercially reasonable efforts to (a) assume the obligations of Seller, its shareholder, and their Affiliates under the Assignable Pending Job Bonds agreements and obligations thereunder currently in effect with their bonding surety companies or, in the alternative (including if this alternative would decrease Buyer's direct or indirect cost), to replace such Assignable Pending Job Bonds in form acceptable to the customers, and (b) cause the customers and the bonding surety companies to release Seller, its shareholder, and their Affiliates from their obligations under all Assignable Pending Job Bonds.

                  7.15     Subcontract Arrangements.

                           7.15.1   The  Required  Consent to the  assignment
of the Pending Job described on SCHEDULE 5.13-B as "Greater Cleveland RTA" (the "Cleveland Job") will not be available at Closing. From and after Closing, Seller will subcontract to Buyer, and Buyer will perform, all of Seller's obligations for work required under the contract documents applicable to the Cleveland Job pending such consent, and Seller represents that such contract documents permit such subcontracting arrangement. Upon receipt of the Required Consent for the Cleveland Job reasonably satisfactory to Buyer, the applicable contract documents will be deemed to automatically be assigned to, and assumed by, Buyer pursuant to the Bill of Sale, Assignment and Assumption Agreement delivered by Seller and Buyer at Closing without the need for further action by the parties.

                           7.15.2   The  assignment of the Pending Job
described on SCHEDULE 5.13-B as "City of Phoenix" (the "Phoenix Job") cannot be completed until Buyer obtains the Arizona Class A Contractor license and any Required Consent required by the applicable contract documents. From and after Closing, Seller will subcontract to Buyer, and Buyer will perform, all of Seller's obligations for work required under the contract documents applicable to the Phoenix Job pending receipt of such license and any Required Consent, and Seller represents that such contract documents permit such subcontracting arrangement. Upon receipt of the license for the Phoenix Job and any Required Consent reasonably satisfactory to Buyer, the applicable contract documents will be deemed to automatically be assigned to, and assumed by, Buyer pursuant to the Bill of Sale, Assignment and Assumption Agreement delivered by Buyer and Seller at Closing without the need for further action by the parties.

                           7.15.3   All payments or other  proceeds from the
Cleveland Job and the Phoenix Job and related contract documents that relate to work performed after Closing will be for the account of Buyer, and if Seller receives any such payments or proceeds it will immediately pay them over to Buyer, and pending such payment Seller will hold such payments and proceeds in trust for Buyer's benefit, and Seller will have no right of set off against any such payments or proceeds.

                           7.15.4   The Assignable Pending Job Bonds relating
to the Cleveland Job and the Phoenix Job will not be assigned to or assumed by Buyer until the corresponding Pending Job documents are assigned to and assumed by Buyer in accordance with this Section 7.15. At such time, the parties will sign and deliver documents needed to accomplish such transfers (to the extent otherwise required by Section 7.14). The parties acknowledge that the Base Purchase Price is calculated as if such bonds were Assignable Pending Job Bonds assigned to Buyer at Closing for purposes of the Work in Process Purchase Price, notwithstanding the fact that such bonds are not. Seller will promptly pay all additional costs associated with assignment or replacement of the bonds required by the contract documents for the Cleveland Job and the Phoenix Job in connection with the assignment to, and assumption by, Buyer of the related Pending Job documents, it being the intent of the parties that the amount included in the Base Purchase Price will be the only cost to Buyer in such regard, with Seller to pay any other such costs.

SECTION 8.        CLOSING.

                  The Closing will be held on a date acceptable to both Buyer and Seller that is within 10 days after all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived. The Closing will be held at 10:00 a.m. local time at the offices of Sherman & Howard L.L.C. located at 633 17th Street, Suite 3000, Denver, Colorado 80202, or will be conducted by mail or at such other place and time as Buyer and Seller may agree.

SECTION 9.        CONDITIONS TO CLOSING.

                  9.1 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                           9.1.1    All representations and warranties of
Seller contained in this Agreement are, if specifically qualified by materiality, true in all respects and, if not so qualified, are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except to the extent a different date is specified therein, in which case such representation and warranty will be true as of the date specified and except to the extent permitted by this Agreement.

                           9.1.2    Seller in all material respects has
performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

                           9.1.3    No action, suit or proceeding is pending or
threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership or operation of all or a material portion of the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of the Assets as a result of any of the transactions contemplated by this Agreement; (c) prevent or make illegal the consummation of any transactions contemplated by this Agreement or (d) would, if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement.

                           9.1.4    All Required Consents have been obtained in
form and substance reasonably satisfactory to Buyer and remain effective as of the Closing Date.

                           9.1.5    Seller has executed (or caused to be
executed) and delivered to Buyer each of the following items:

                                    (a)     a Bill of Sale in the form attached
as EXHIBIT A;

                                    (b)     an Assignment and Assumption of
Contracts in the form attached as EXHIBIT B;

                                    (c)     a License Agreement in the form
attached as EXHIBIT C;

                                    (d)     a  Noncompetition  Agreement signed
by Seller, MNGS and W. Phillip Marcum in the form attached as EXHIBIT D;

                                    (e)     a Guaranty signed by MNGS in the
form attached as EXHIBIT E;

                                    (f)     an opinion  of Kegler  Brown  Hill
& Ritter, counsel to Seller, in the form attached as EXHIBIT F; and

                                    (g)     such assignments as required to
transfer any Intellectual Property registered with any Governmental Authority.

                           9.1.6    Seller has delivered releases, in form
satisfactory to Buyer, of all Encumbrances affecting any of the Assets.

                           9.1.7    There has not been any material adverse
change in the Business or Assets since the date of this Agreement.

                           9.1.8    Seller has delivered to Buyer:  (a) a
certificate, dated the Closing Date, signed by the Seller's president, stating that to his knowledge, the conditions set forth in Sections 9.1.1 and 9.1.2 are satisfied; and (b) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                           9.1.9    Seller has delivered to Buyer a fully
executed original of the Amendment to the EMCO License in the form attached as EXHIBIT G.

                  9.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

                           9.2.1    All  representations  and warranties of
Buyer contained in this Agreement are, if not specifically qualified by materiality, true and correct in all respects and, if so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                           9.2.2    Buyer in all material respects has
performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                           9.2.3    No action, suit or proceeding is pending or
threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                           9.2.4    Buyer has delivered the  preliminary  Base
Purchase Price required to be delivered at Closing.

                           9.2.5    Buyer has executed and delivered to Seller
an Assignment and Assumption of Contracts in the form attached as EXHIBIT B and a License Agreement in the form attached as EXHIBIT C.

                           9.2.6    Buyer has delivered to Seller the
following: (a) a certificate, dated the Closing Date, signed by an executive officer of Buyer, stating that to his or her knowledge, the conditions set forth in Sections 9.2.1 and 9.2.2, are satisfied; and (b) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

                           9.2.7    Buyer has caused an opinion of Sherman &
Howard L.L.C., counsel to Buyer, to be delivered in the form attached as EXHIBIT H.

                  9.3 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

SECTION 10.       TERMINATION.

                  10.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                           (a)      by the mutual written consent of Buyer and
Seller;

                           (b)      by either party, if the  transactions
contemplated by this Agreement to take place at the Closing have not been consummated by July 15, 1997, for any reason other than (i) a breach or default by such terminating party in the performance of any of its obligations under this Agreement or (ii) the failure of any representation or warranty of such terminating party to be accurate;

                           (c)      by either party in the event of a material
breach or default by the other party under this Agreement;

                           (d)      by either party if any court or
Governmental Authority of competent jurisdiction has issued an order or judgment or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement.

                  10.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach by such party with respect to any of its representations or warranties contained in this Agreement.

                  10.3 Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, notice of such termination will promptly be given by the terminating party to the other.

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



SECTION 11.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  11.1 Survival of Representations and Warranties. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive until the second anniversary of the Closing, except that (a) all such representations and warranties with respect to any federal, state or local taxes, environmental or Intellectual Property matters will survive until 180 days after the expiration of the applicable statute of limitations (including any extensions) for such federal, state or local taxes, environmental or Intellectual Property matter, respectively. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until the second anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this Section 11.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Buyer in a written notice to Seller before such expiration or about which Seller has given Buyer written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of the parties in this Agreement and in the other documents and instruments to be delivered by Seller or Buyer pursuant to this Agreement will survive the Closing and will continue in full force and effect in accordance with their terms.

                  11.2 Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                           (a)      all losses, damages, liabilities,
deficiencies or obligations of or to Buyer or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or the License Agreement, (iii) any act or omission of Seller with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the time of Closing, without regard to whether a claim with respect such matter is asserted before or after the Closing, including with respect to any legal proceedings disclosed on SCHEDULE 5.8, (iv) any liability or obligation not included in the Assumed Liabilities, (v) any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law or any bulk transfer or fraudulent conveyance laws of any jurisdiction; and

                           (b)      all claims, actions, suits, proceedings,
demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause (a)(i) and under one or more of clauses (a)(ii) through (a)(v) of this Section 11.2, Buyer's rights to pursue its claim under clauses (a)(ii) through (a)(v), as applicable, will exist notwithstanding the expiration of the Survival Period applicable

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

to such claim under clause (a)(i).

                  11.3 Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and Seller's shareholder, and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any such Persons, from and against:

                           (a)      all losses, damages,  liabilities,
deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or the License Agreement or any act or omission of Buyer in connection with its subcontracting work on the Cleveland Job or the Phoenix Job pursuant to Section 7.15 or (iii) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities; and

                           (b)      all claims, actions,  suits,  proceedings,
demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause (a)(i) and under one or more of clauses (a)(ii) or (a)(iii) of this Section 11.3, Seller's rights to pursue its claim under clauses (a)(ii) or (a)(iii), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a)(i).

                  11.4 Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's responsibility to indemnify the Indemnified Party for Losses, if any, associated with such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

                  11.5     Limitations on Indemnification - Seller.

                           11.5.1   Seller  will  not  be  liable  for
indemnification arising solely under Section 11.2(a)(i) for (a) any losses, damages, liabilities, deficiencies or obligations of or to Buyer or any other person entitled to indemnification from Seller or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.5 as "Buyer Damages") unless the amount of Buyer Damages for which Seller would, but for the provisions of this Section 11.5, be liable exceeds, on an aggregate basis, $10,000, in which case Seller will be liable for all such Buyer Damages, which will be due and payable within 15 days after Seller's receipt of a statement therefor along with reasonable substantiating documentation. Buyer Damages otherwise payable will be reduced to the extent of proceeds, if any, received by Buyer of any insurance policy with respect to the same matter that gave rise to such Buyer Damages (if not otherwise taken into account in calculating such Buyer Damages).

                           11.5.2   Buyer will not seek nor be entitled to
consequential damages or damages for loss profits and any claim for indemnification under this Section 11, nor will it accept payment of any award or judgment against Seller to the extent that such award or judgment includes consequential damages or damages for lost profits.

                  11.6     Limitations on Indemnification - Buyer.

                           11.6.1   Buyer will not be liable for
indemnification arising solely under Section 11.3(a)(i) for (a) any losses, damages, liabilities, deficiencies or obligations of or to Seller or any other person entitled to indemnification from Buyer or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.6 as "Seller Damages") unless the amount of Seller Damages for which Buyer would, but for the provisions of this Section 11.6, be liable exceeds, on an aggregate basis, $10,000, in which case Buyer will be liable for all such Seller Damages, which will be due and payable within 15 days after Buyer's receipt of a statement therefor along with reasonable substantiating documentation. Seller Damages otherwise payable will be reduced to the extent of proceeds, if any, received by Seller of any insurance policy with respect to the same matter that gave

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

rise to such Seller Damages (if not otherwise taken into account in calculating such Seller Damages).

                           11.6.2   Seller  will not seek nor be  entitled  to
consequential damages or damages for loss profits and any claim for indemnification under this Section 11, nor will it accept payment of any award or judgment against Buyer to the extent that such award or judgment includes consequential damages or damages for lost profits.

SECTION 12.       MISCELLANEOUS.

                  12.1 Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that Buyer may, with the consent of Seller (which consent will not be unreasonably withheld), assign or delegate its rights or obligations under this Agreement to any of its Affiliates, in which case such assignee will be substituted for Buyer under this Agreement as though it were the original party to this Agreement and Buyer will be released from all obligations under this Agreement.

                  12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

                           To Buyer at:

                                    Natural Fuels Corporation
                                    5855 Stapleton Drive North
                                    Denver, Colorado 80216-3312
                                    Attention:  Curt Dallinger
                                    Telecopy:  (303) 322-4644

                           With a copy to:

                                    Sherman & Howard L.L.C.
                                    633 17th Street, Suite 3000
                                    Denver, Colorado 80202
                                    Attention:  Arlene S. Bobrow, Esq.
                                    Telecopy:  (303) 298-0940

                           To Seller at:

                                    1675 Broadway, Suite 2150
                                    Denver, Colorado 80202
                                    Attention:  W. Phillip Marcum
                                    Telecopy:  (303) 592-5556

                           With a copy to:

                                    Kegler Brown Hill & Ritter
                                    1800 Capitol Square
                                    65 E. State Street
                                    Columbus, OH  43215
                                    Attention:  Paul R. Hess, Esq.
                                    Telecopy:  (614) 464-2634

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

                  12.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                  12.4 Right to Specific Performance. Seller acknowledges that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by Seller of its obligations under this Agreement, and Seller agrees that in the event of such breach, Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

                  12.5 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

                  12.6 Captions. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  12.7 CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF COLORADO.

                  12.8 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

                  12.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

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

                  12.10 Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

                  12.11 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                  12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

                  12.13 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

                  12.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

                  12.15 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

                  12.16 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

                  12.17 Joint and Several Obligations. All representations, warranties, covenants, agreements and obligations of Seller under this Agreement are the joint and several representations, warranties, covenants, agreements and obligations of MFS, DVCO and MCNG.

                  The parties have executed this Agreement as of the day and year first above written.

                                      MARCUM FUEL SYSTEMS, INC.


                                      By:  /s/ A. BRADLEY GABBARD
                                         ---------------------------------------
                                      Name:    A. Bradley Gabbard
                                      Title:   President



                                      DVCO FUEL SYSTEMS, INC.


                                      By:  /s/ A. BRADLEY GABBARD
                                         ---------------------------------------
                                      Name:    A. Bradley Gabbard
                                      Title:   President



                                      MARCUM CNG SYSTEMS, INC.


                                      By:  /s/ A. BRADLEY GABBARD
                                         ---------------------------------------
                                      Name:    A. Bradley Gabbard
                                      Title:   President



                                      NATURAL FUELS CORPORATION


                                      By:  /s/ CURTIS C. DALLINGER
                                         ---------------------------------------
                                      Name:    Curtis C. Dallinger
                                      Title:   President

                                      32